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                                                                    Exhibit 21.1


                          SUBSIDIARIES OF THE COMPANY


Neuberger Berman, LLC

Neuberger Berman Management Inc.

Neuberger Berman Trust Company

Neuberger Berman Trust Company of Delaware

Neuberger Berman Trust Company of Florida

Neuberger & Berman Agency, Inc.